Exhibit 99.1

For Immediate Release	PRESS RELEASE
	Contact:	L. Scott Biar Chief Financial Officer, Treasurer Stewart & Stevenson Services, Inc. 713-868-7700

STEWART & STEVENSON SERVICES COMPLETES SALE OF
ENGINEERED PRODUCTS AND POWER PRODUCTS BUSINESSES

Houston, January 25, 2006 – Stewart & Stevenson Services, Inc. (NYSE:SVC) announced today that it has completed the sale of its Engineered Products and Power Products businesses and certain other assets to Stewart & Stevenson LLC, pursuant to the previously announced asset purchase agreements with Mr. Hushang Ansary, prominent Houston oil industry entrepreneur and philanthropist.  Total cash consideration was $277 million, subject to adjustment based on a final post-closing accounting of the assets delivered.

The company also announced that John B. Simmons, who has been Chief Financial Officer of Stewart & Stevenson Services, Inc., will serve as President and Chief Executive Officer of Stewart & Stevenson LLC, the entity in which the Engineered Products and Power Products businesses will operate.  L. Scott Biar, who has served as the company’s Controller and Chief Accounting Officer since December 2002, will succeed Mr. Simmons as Chief Financial Officer and Treasurer effective immediately. Mr. Simmons will continue his employment with Stewart & Stevenson Services, Inc. for a period of time to assist with the transition of responsibilities and closing of the financial cycle for fiscal 2005.

Max L. Lukens, President and Chief Executive Officer, stated, “We are excited for the opportunity John Simmons has to lead these businesses in the role of President and CEO.  John has played an instrumental role in our company’s performance, and we wish him every success in his new position. Scott Biar, another key player in our company’s performance, is uniquely qualified to assume the duties of CFO, and we are pleased he has accepted this position.”

Mr. Biar, a native Texan who graduated Cum Laude from Texas A&M University with a BBA in Accounting, was Vice President and Chief Accounting Officer for Encompass Services Corporation in Houston prior to joining Stewart & Stevenson and held principal accounting positions at Corporate Brand Foods America and Weatherford International, Inc. prior to that.  He is a Certified Public Accountant and has over 20 years of experience in financial roles of increasing responsibility including seven years of public accounting experience.

Stewart & Stevenson Services, Inc. (NYSE: SVC), founded in 1902, is primarily engaged in the design, manufacture and service of medium and light tactical vehicles for the U.S. Army and others worldwide.  Stewart & Stevenson LLC is not affiliated with Stewart & Stevenson Services, Inc.  For more information on both companies, visit www.ssss.com.

This press release contains forward-looking statements that are based on management’s current expectations, estimates, and projections.  These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.  Many factors, including those discussed more fully elsewhere in this release and in the Company’s filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K, as well as others, could cause results to differ materially from those stated.  These factors include, but are not limited to, risks of dependence on government and failure to obtain new government contracts, inherent risks of government contracts, risks of supply interruptions to Tactical Vehicle Systems segment, risks associated with Distributed Energy Solutions segment, risks of fixed-price contracts, risks as to rising steel prices, risks as to cost controls, risks of general economic conditions, risks as to rising steel prices, risks of oil and gas industry economic conditions, risks of airline industry economic conditions, risks as to distributorships, risks as to licenses, risk of competition, risks relating to technology, risks as to terrorist attacks on the U.S. and their impact on the U.S. economy, risks relating to personnel, risks of claims and litigation, risks of product defects, risks as to foreign sales and global trade matters, risks as to information technology, risks as to acquisitions and restructuring activities, risks as to currency fluctuations, risks as to environmental and safety matters, and credit risks all as more specifically outlined in the Company’s latest annual report on Form 10-K. In addition, such forward-looking statements could be affected by general industry and market conditions and growth rates, general domestic and international conditions including interest rates, inflation and currency exchange rates and other future factors.  Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.